PRESS RELEASE
For Immediate Release

For Information Contact: Steve Crowder 417-879-3326 s.crowder@decorize.com g.ball@decorize.com www.decorize.com	February 8, 2007

DECORIZE, INC. ANNOUNCES RECORD JANUARY SALES AND SECURES FINANCING FOR PRODUCTION CAPACITY EXPANSION

SPRINGFIELD, MO., Febuary 8, 2007: (AMEX: DCZ) — Decorize, Inc. (AMEX: DCZ), a recognized leader in the home accents industry announced today that new sales orders for its Guildmaster brand increased $1,500,000 in the month of January. This increase was due to the successful furniture markets held in Atlanta, Dallas, Chicago, Las Vegas and Los Angeles. The sales figure represents a 44% increase over the same period a year ago.

In conjunction with the strong demand for its products, Decorize also announced that $550,000 of capital has been raised by the Company, which will be used for the expansion of company owned production facilities in Indonesia and China. The Company has received sizable increases in orders for its products, which exceed current production capacity.

“During the past six months, sales of our Guildmaster brand has experienced over 70% growth,” said Steve Crowder, President and Chief Executive Officer of Decorize, Inc.“This investment will allow us to double our production capacity and significantly reduce lead times.”

Two private investors have provided $550,000 in exchange for common stock. “Our rapidly improving financial results have spurred investment community recognition of the value and growth potential of our business model,” added Crowder. “

Decorize, Inc., founded in 2000, is a recognized leader in the home accents industry. The company has developed a vertically integrated design, sourcing and logistics model that reduces costs traditionally channeled into home furnishings. Decorize has served more than 3,000 small and large retail accounts, including national brand names such as Stein Mart, Broyhill Furniture Industries, Wal-Mart, Home Depot, May/Federated Stores, Neiman Marcus, Rooms To Go, and Sears—The Great Indoors.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:Statements about the future performance of Decorize, economic trends, and other forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including and without limitation, continued acceptance of Decorize's products, increased levels of competition for the company, new products and technological changes, Decorize's dependence on third-party suppliers, and other risks detailed from time to time in Decorize's periodic reports filed with the Securities and Exchange Commission. Decorize provides no assurance regarding the actual outcome of the events contemplated by any forward-looking statements included in this release.

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